Exhibit 10.1

Changes to Director Compensation Arrangement

Directors of Peoples Bancorp, Inc. also serve as directors of its subsidiary, Peoples Bank of Kent County, Maryland (the “Bank”), but they are compensated only for serving on the Bank’s Board and its committees. The fees paid to non-employee directors of the Bank are typically re-evaluated by the Bank’s Personnel/Compensation Committee in May of each year. On May 24, 2006, the Bank’s Board of Directors, upon the recommendation of the Personnel/Compensation Committee, approved increases in the fees paid to non-employee directors for attending regular and committee meetings. Effective as of that date, non-employee directors of the Bank’s Board now receive $416 (previously $390) for each regular Board meeting attended; the Chairman and the Secretary now receive $425 (previously $400) and $420 (previously $395), respectively, for each regular Board meeting attended; non-employee members of the Executive Committee now receive $280 (previously $265) for each committee meeting attended, except for the Chairman of that committee who now receives $290 (previously $275) for each committee meeting attended; and members of all other committees now receive $190 (previously $180) for each committee meeting attended. No change was made to the annual director retainer fee, which is $1,000. Directors who serve as trustees of the Bank’s Employee Retirement Plan and its Profit Sharing 401(k) Plan receive an annual retainer fee of $215 (previously $200). Non-employee directors emeritus receive $208 per Board meeting attended, up from the $195 paid last year. Currently, E. Roy Owens is the only director emeritus.